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                                                                     EXHIBIT 99


                                     LOGO
                                      BT
                             Financial Corporation

NEWS RELEASE

Contact:         John H. Anderson, Chairman and Chief Executive Officer
For Release:     Immediately


                  BT FINANCIAL CORPORATION ANNOUNCES 2-FOR-1
                                  STOCK SPLIT

Johnstown, PA, March 25, 1998 - The board of directors of BT Financial Corporation (NASDAQ NNM:BTFC) today announced a 2-for-1 stock split in the form of a common stock dividend. This distribution will be made May 1, 1998 to shareholders of record April 8, 1998.

John H. Anderson, BTFC's Chairman and Chief Executive Officer, said the dividend demonstrates a commitment to consistent increases in shareholder value. "this 2-for-1 split is indicative of our confidence in the continuation of the Corporation's position as a superior community banking franchise.

Trading of BTFC common stock on a post-split basis will commence on May 4, 1998. If shareholders are contemplating a sale from the record date to the payable date, they should consult their broker as to their entitlement to the split shares. There will be 12,500,872 outstanding shares after the split, based on the number of shares outstanding as of February 28, 1998. Giving effect to the stock split, earnings for the year ended December 31, 1997 would have been $1.37 per share.

BT Financial Corporation is a bank holding company with headquarters at BT Financial Plaza, 551 Main Street, Johnstown, Pennsylvania, and assets totaling $1.57 billion. The Corporation's banking affiliate is Laurel Bank headquartered in Johnstown, Pennsylvania. Laurel Bank serves 12 counties in southwestern Pennsylvania. BT Financial Corporation's other affiliates are Laurel Trust Company, a state chartered trust company, Bedford Associates, Inc. a real estate company, and Laurel Community Development Corporation.

This news release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                               www.Citipage.com

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BT Financial Corporation BT Financial Plaza 551 Main Street Johnstown, PA 15901
                      (814) 532-3801  Fax:(814) 536-2278

    Affiliates: Johnstown Bank and Trust Company  Laurel Bank  Fayette Bank
             BT Management Trust Company  Bedford Associates, Inc.